Exhibit 99.2

TG Therapeutics, Inc. Announces Data Presentations for TGR-1202 and TG-1101 in Combination with Ibrutinib at the 57th American Society of Hematology Annual Meeting

Single agent TGR-1202 continues to demonstrate a favorable safety profile, differentiated from other PI3K delta inhibitors, with only 7% of patients discontinuing due to an adverse event

Collectively, aggregated from all data presentations at ASH 2015, over 80 patients have been on TGR-1202 for greater than 6 months and 42 patients have been on TGR-1202 for over 1 year, with no cases of colitis being reported

94% (16 of 17) of CLL patients treated with TGR-1202 single agent achieved a nodal PR, with the remaining patient still on study pending further evaluation

75% (12 of 16) of Follicular Lymphoma (FL) patients demonstrated tumor reductions, with a preliminary ORR of 38% (6 of 16), with 2 additional patients achieving 49% reductions in tumor burden and continuing on study

Combination of TG-1101 and ibrutinib resulted in an 87% (13 of 15) ORR in patients with relapsed or refractory Mantle Cell Lymphoma (MCL), including a 33% CR rate

ORLANDO, FL, December 7, 2015-- TG Therapeutics, Inc. (Nasdaq:TGTX), today announced the presentation of updated clinical results from its ongoing Phase I single agent study of TGR-1202, the Company’s next generation PI3K delta inhibitor, as well as its Phase II combination study of TG-1101 (ublituximab), the Company’s novel, glycoengineered monoclonal antibody plus ibrutinib, the oral BTK inhibitor. Data from these studies are being presented today, Monday December 7, 2015 at the 57th American Society of Hematology (ASH) Annual Meeting and Exposition being held at the Orange County Convention Center in Orlando, FL.

Michael S. Weiss, the Company’s Executive Chairman and Interim CEO commented on the data, “We are extremely pleased that the activity and safety profile of TGR-1202 continues to exhibit best in class attributes. As a once daily PI3K delta inhibitor, we believe the added convenience along with a low occurrence of hepatic toxicity, will make TGR-1202 a very appealing treatment option for physicians. More importantly, with over 80 patients having been exposed to TGR-1202 for over 6 months and another 42 on drug for more than a year, we believe the data supports that colitis associated with other PI3K deltas is not likely to be a major concern for TGR-1202. We are also excited about the final data from our 1101 plus ibrutinib study in patients with advanced Mantle Cell Lymphoma. More and more, physicians are recognizing the need to deepen ibrutinib responses to avoid relapse and the data demonstrating a doubling of CRs in patients with MCL compared to historical data of single agent ibrutinib seems very encouraging, although in a small number of patients. The deepening of responses in MCL, primarily a nodal disease, is further confirmation of the ability of TG-1101 to penetrate the nodes and improve responses. This is consistent with the deepening of responses seen with the combination in CLL, where we reported 25% CR and/or MRD negativity in rel/ref CLL, which compares favorably to the ibrutinib label. We believe this is further confirmation of the benefit we expect to see in our GENUINE Phase 3 trial.”

Dr. Owen A. O’Connor, Professor of Medicine and the Director of the Center for Lymphoid Malignancies, at the Columbia University Medical Center and lead author for the TGR-1202 single agent poster presentation stated, “With many patients on daily TGR-1202 now for well over a year, and upwards of 2.5 years, we are very impressed with the continued tolerability and long term safety profile of TGR-1202, which we believe is truly differentiated from other PI3K delta inhibitors. Discontinuations due to adverse events have been particularly rare, translating into prolonged progression-free survival in relapsed and refractory CLL and indolent NHL patients of two years or more. We are excited at the potential to bring forward this important and needed treatment option for patients with advanced hematologic malignancies.”

The following summarizes the posters presented today:

TGR-1202, a Novel Once Daily PI3K-Delta Inhibitor, Demonstrates Clinical Activity with a Favorable Safety Profile in Patients with CLL and B-Cell Lymphoma (Abstract Number 4154)

This poster presentation includes data from patients with relapsed and refractory Chronic Lymphocytic Leukemia (CLL) and B-Cell lymphoma (NHL and Hodgkin’s) treated with TGR-1202 as a single agent. Eighty-one patients were evaluable for safety, and 63 patients evaluable for efficacy, which includes patients treated with 800 mg of the initial formulation or higher, and any micronized dose level. Patients in this study were heavily pretreated with 57% of patients having seen ≥ 3 prior therapies, and 49% of patients being refractory to their prior therapy.

Highlights from this poster include:

•	94% (16 of 17) of CLL patients achieved a nodal PR, with the remaining patient still on study pending further evaluation

•	59% (10 of 17) of these CLL patients achieved a response per the iwCLL (Hallek 2008) criteria

•	Median progression free survival (PFS) in the CLL cohort was approximately 24 months

•	75% (12 of 16) of follicular lymphoma patients demonstrated tumor reductions, with a preliminary ORR of 38% (6 of 16), with 2 additional patients achieving 49% reductions in tumor burden, each continuing on study pending further efficacy assessments

•	Median PFS for the indolent NHL cohort was 27.3 months

•	TGR-1202 continues to demonstrate a favorable safety profile, differentiated from the other PI3K deltas inhibitors, with only 7% of patients discontinuing due to an adverse event

•	Limited grade 3/4 adverse events were reported with anemia and neutropenia (each 9%) being the only grade 3/4 adverse events reported in greater than 5% of patients

•	Long-term safety has been well characterized with 47% (38 of 81) of patients on study more than 6 months, 27% (22 of 81) of patients on study more than 12 months, and the longest exposed to drug for more than 2.5 years

•	No events of colitis have been reported, and grade 3/4 AST/ALT elevations have been seen in 2% of patients (4% all grades)

•	Safety and efficacy profile supports combination therapy with other novel targeted agents

Ublituximab (TG-1101), a Novel Glycoengineered Anti-CD20 Monoclonal Antibody, in Combination With Ibrutinib is Highly Active in Patients with Relapsed and/or Refractory Mantle Cell Lymphoma; Results of a Phase II Trial (Abstract Number 3980)

This poster presentation includes data from 15 patients with previously treated mantle cell lymphoma (MCL) treated with 900mg of TG-1101, in combination with ibrutinib at an oral daily dose of 560mg. There was no limit on prior type or number of therapies and patients previously treated with prior with a BTK inhibitor and/or a PI3K delta inhibitor were permitted. The combination appeared well tolerated in all patients treated, with neutropenia being the only reported grade 3/4 adverse event occurring in greater than 7% of patients and no infusion related reactions being reported for TG-1101.

Highlights from this poster include:

•	87% (13 of 15) investigator assessed ORR, including a 33% Complete Response rate which compares favorably to historical single agent ibrutinib data (66% investigator assessed ORR and 17% CR)

•	93% (14 of 15) of patients achieved some reduction in tumor burden on study, with the remaining patient having been refractory to prior anti-CD20 therapy and refractory to prior ibrutinib therapy progressing in Cycle 3

•	Greater depth of response was achieved over time, with a 62% median reduction in tumor burden at week 8 which increased to a 76% median reduction by week 20

•	No dose reductions were needed for TG-1101, however 20% (3 of 15) of patients had their ibrutinib dose reduced.

POSTER Presentation details

A copy of the poster presentations are available on the Company’s website at www.tgtherapeutics.com, located on the Publications Page, within the Pipeline section.

TG THERAPEUTICS INVESTOR & ANALYST EVENT DETAILS

TG Therapeutics will also host a reception this evening, December 7th, 2015 beginning at 7:45pm ET, with featured presentations beginning promptly at 8:00pm ET. The event will take place at the Hyatt Regency Orlando in the Bayhill 17/18 Room. This event will be webcast live and will be available on the Events page, located within the Investors & Media section of the Company’s website at www.tgtherapeutics.com, as well as archived for future review. This event will also be broadcast via conference call.  In order to access the conference line, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), and reference Conference Title: TG Therapeutics 2015 Investor & Analyst Event.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the Company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202, alone and in combination with each other (when combined referred to as “TG-1303”), are in clinical development for patients with hematologic malignancies. The Company also has a pre-clinical program to develop IRAK4 inhibitors, as well as an antibody research program to develop anti-PD-L1 and anti-GITR antibodies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those with respect to anticipating future clinical trials, the timing of commencing or completing such trials and possible success of those trials and business prospects for TG-1101, TGR-1202, TG-1303, the IRAK4 inhibitor program, and the anti-PD-L1 and anti-GITR antibodies may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101, TGR-1202, TG-1303, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101, TGR-1202, TG-1303, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies will not be reproduced in additional patients or in future studies; the risk that trends observed which underlie certain assumptions of future performance of TGR-1202 and TG-1303 will not continue, the risk that TGR-1202 or TG-1303 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current Phase 1 studies; the risk that the combination of TG-1303, will not prove to be a safe and efficacious backbone for triple and quad combination therapies; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:	Jenna Bosco
Director- Investor Relations
TG Therapeutics, Inc.
Telephone: 212.554.4351
Email: ir@tgtxinc.com